Filed pursuant to Rule 424(b)(3)
Registration No. 333-260415
PROSPECTUS SUPPLEMENT NO. 3
(to Prospectus dated April 5, 2022)
Velo3D, Inc.
161,028,936 Shares of Common Stock
4,450,000 Warrants to Purchase Shares of Common Stock
13,075,000 Shares of Common Stock Underlying Warrants
This prospectus supplement supplements the prospectus dated April 5, 2022 (the “Prospectus”), which forms a part of our registration statement on Form S-1 (No. 333-260415), as amended. This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our current report on Form 8-K, filed with the Securities and Exchange Commission on July 15, 2022 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.
The Prospectus and this prospectus supplement relate to the offer and sale from time to time by the selling securityholders named in the Prospectus (the “Selling Securityholders”) of (A) up to 161,028,936 shares of our common stock, par value $0.00001 per share (our “common stock”), consisting of (i) up to 7,381,428 shares of our common stock issued in a private placement of 15,500,000 shares of our common stock (the “PIPE shares”) pursuant to subscription agreements each entered into on March 22, 2021 (the “PIPE Financing”); (ii) up to 8,625,000 shares of our common stock (the “Founder Shares”) issued in connection with the consummation of the Merger (as defined in the Prospectus), in exchange for our Class B ordinary shares originally issued in a private placement to Spitfire Sponsor LLC (the “Sponsor”); (iii) up to 140,572,508 shares of our common stock issued or issuable to certain former stockholders and equity award holders of Legacy Velo3D (the “Legacy Velo3D equity holders”) in connection with or as a result of the consummation of the Merger, consisting of (a) up to 123,058,076 shares of our common stock; (b) up to 1,902,945 shares of our common stock issuable upon the exercise of certain options; and (c) up to 15,611,487 shares of our common stock (the “Earn-Out Shares”) that certain Legacy Velo3D equity holders have the contingent right to receive upon the achievement of certain vesting conditions; and (iv) up to 4,450,000 shares of our common stock issuable upon the exercise of the private placement warrants (as defined below); and (B) up to 4,450,000 warrants (the “private placement warrants”) originally issued in a private placement to the Sponsor.
In addition, the Prospectus and this prospectus supplement relate to the offer and sale of: (i) up to 8,625,000 shares of our common stock that are issuable by us upon the exercise of 8,625,000 warrants (the “public warrants”) originally issued in our initial public offering (the “IPO”); and (ii) up to 4,450,000 shares of our common stock that are issuable by us upon the exercise of the private placement warrants.
Our common stock and public warrants are listed on the New York Stock Exchange (the “NYSE”) under the symbols “VLD” and “VLD WT”, respectively. On July 14, 2022, the last reported sales price of our common stock was $2.20 per share and the last reported sales price of our public warrants was $0.39 per warrant.
This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.
Investing in our securities involves risks. See the section entitled “Risk Factors” beginning on page 10 of the Prospectus to read about factors you should consider before buying our securities.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus supplement is July 15, 2022

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): July 15, 2022 (July 11, 2022)

Velo3D, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39757	98-1556965
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

511 Division Street
Campbell,	California	95008
(Address of principal executive offices)		(Zip Code)
(408) 610-3915
Registrant’s telephone number, including area code
N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.00001 per share	VLD	New York Stock Exchange
Warrants to purchase one share of common stock, each at an exercise price of $11.50 per share	VLD WS	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On July 11, 2022, Velo3D US, Inc. (“Velo3D US”), a wholly-owned subsidiary of Velo3D, Inc., entered into a third loan modification agreement to its third amended and restated loan and security agreement with Silicon Valley Bank. In particular, the third loan modification agreement extended the maturity date of the Velo3D US’s revolving line of credit to September 11, 2022. The other material terms of the third amended and restated loan and security agreement remain unchanged. The foregoing description of the third loan modification agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the third loan modification agreement, which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
10.1	Third Loan Modification Agreement between Silicon Valley Bank and Velo3D, Inc., dated July 11, 2022
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Velo3D, Inc.

Date:	July 15, 2022	By:	/s/ Benyamin Buller
		Name:	Benyamin Buller
		Title:	Chief Executive Officer